Exhibit 99.B(d)(14)

SCHEDULE B

TO THE

SUB-ADVISORY AGREEMENT

BETWEEN

SEI INVESTMENTS MANAGEMENT CORPORATION

AND

DELAWARE MANAGEMENT COMPANY,

A SERIES OF DELAWARE MANAGEMENT BUSINESS TRUST

As of March 25, 2011, as amended September 15, 2011 and March 30, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI INSTITUTIONAL INTERNATIONAL TRUST

Emerging Markets Equity Fund

[REDACTED]

Agreed and Accepted:

SEI INVESTMENTS MANAGEMENT	DELAWARE MANAGEMENT COMPANY
CORPORATION	SERIES OF DELAWARE MANAGEMENT BUSINESS TRUST

By:	By:

/s/ Sandra M. Schaufler	/s/ Patrick P. Coyne

Name:	Name:

Sandra M. Schaufler	Patrick P. Coyne

Title: Vice President	Title: President